Exhibit 99.1

Ebix Announces First Quarter Fiscal Year 2020 Financial Results

JOHNS CREEK, GA – May 11, 2020 – Ebix, Inc. (NASDAQ: EBIX), today announced the following results for the quarter ended March 31, 2020:

•	Diluted EPS (GAAP) of $0.81 and Non-GAAP diluted EPS of $0.96

•	Operating cash flow of $29.6 million

•	Revenues of $137.9 million and constant currency revenues of $ 141.6 million

•	GAAP operating income of $34.3 million and Non-GAAP operating income of $39.9 million

Ebix will host a conference call to review its results today at 11:00 a.m. EDT (details below).

“We are pleased with these results in spite of the headwinds associated with the impact of COVID-19 on our worldwide businesses beginning March 2020. Despite the negative impacts from COVID-19, the Company is still reporting Q1 2020 GAAP EPS of $0.81, operating cash flows of $29.6 million and essentially flat revenues as compared to Q1 2019 on a constant currency basis. We believe that in times like this, our recurring revenue base, product diversity and customer stickiness strength gives us an edge over our competitors in the industries in which we operate.”

Ebix delivered the following results for the first quarter of 2020:

Revenue: Q1 2020 revenue declined 4% to $137.9 million compared to $142.9 million in Q1 2019 and decreased 6% over Q4 2019 revenue of $146.2 million, primarily due to the impact of COVID-19 on March revenues. Excluding revenues from the foreign exchange, travel and remittance businesses that were impacted the most in March by COVID-19, Q1 2020 revenues grew 15% as compared to Q1 2019.

On a constant currency basis, Ebix Q1 2020 revenue decreased 1% to $141.6 million compared to $142.9 million in Q1 2019. Exchanges, including the EbixCash and our worldwide insurance exchanges, continued to be Ebix’s largest channel, accounting for 88% of Q1 2020 revenues.

(dollar amounts in thousands)
Channel	Q1 2020	Q1 2019	Change
EbixCash Exchanges	$77,855	$77,737	+0%
Insurance Exchanges	44,001	48,015	-8%
RCS	16,020	17,172	-7%

Total Revenue	$137,876	$142,924	-4%

Total Revenue on Constant Currency Basis	$141.6M	$142.9M	-1%

Operating Income and Operating Cash: GAAP Operating income for Q1 2020 declined 37% to $34.3 million as compared to $54.1 million in Q1 2019, due primarily to the impact of COVID-19 and the $15.4 million reduction of the acquisition accrual for ItzCash in Q1 2019. Non-GAAP operating income for Q1 2020 was $39.9 million.

Cash generated from operations increased $8.5 million, or 41%, in Q1 2020 to $29.6 million compared to $21.0 million in Q1 2019.

Earnings per Share: Q1 2020 GAAP diluted earnings per share decreased 4% to $0.81 from $0.84 in Q1 2019. Excluding the one-time, non-recurring items, non-GAAP diluted earnings per share for Q1 2020 was $0.96

Net Income: Q1 2020 GAAP net income decreased 4% to $24.7 million compared to $25.7 million in Q1 2019. The Q1 2020 Non-GAAP net income was at $29.5 million after excluding certain non-recurring items.

Shares Outstanding and Repurchases: In Q1 2020, Ebix made no repurchases of its outstanding common stock. Ebix’s weighted average diluted shares outstanding increased to 30.7 million in Q1 2020 compared to 30.6 million in Q1 2019 and 30.6 million in Q4 2019.

Q2 2020 Diluted Share Count: As of today, Ebix expects its diluted share count for Q2 2020 to be approximately 30.8 million.

Dividend: Ebix paid its regular quarterly dividend of $0.075 per share in Q1 2020 for a total cost of $2.3 million.

Ebix Chairman, President and CEO Robin Raina said, “The impact of COVID-19 has been rather severe on our remittance, travel, forex and travel businesses. With severe lockdowns enacted in most countries across the world, our businesses are getting fully tested. I am pleased to report that we were able to not only keep our services operational worldwide on a 24 by 7 basis but also ensure that none of our clients were negatively impacted because of their relationship with Ebix. We are confident that we are well-geared to ensure continued positive cash flows throughout this crisis.”

Robin added, “We are pleased with the recent award of the Trimax Bus Exchange business to Ebix by the courts. This synergestic acquisition with expected operating margins of 30% or more will make us a leader in the bus Exchange business in India, and provide us another recurring revenue base that thrives on the technology backbone of Trimax across India.”

Steve Hamil, EVP and Global CFO said, “Ebix is pleased with the support of its syndicate of banks, as evidenced by the recently closed amendment to its senior secured corporate credit facilities. This amendment provides additional flexibility for the Company to operate through the current COVID-19 global pandemic. While we are dealing with an unprecedented level of uncertainty that has arisen from COVID-19, the Company believes that the operating cash flow capability of our business and the substantial cash and short term investments on hand provides us with the ability to operate through this crisis, based on the conditions we observe today. The Company has taken steps to preserve its liquidity through both temporary and permanent operational expense reductions. We will continue to monitor the impact of this global pandemic and will take further actions, if necessary, to ensure that Ebix is positioned to thrive when global economic conditions improve. While the longevity of the impacts from COVID-19 are not known with certainty, the Company continues to show its commitment to our shareholders by maintaining its current dividend policy.”

2020 Business Outlook: Given the ongoing market disruption and worldwide lockdowns caused by the COVID-19 pandemic, and related uncertainty on timing and extent of recovery, the Company is not providing fiscal 2020 revenue and earnings guidance at this time.

Reconciliation of EBITDA, GAAP net income and diluted earnings per share to non-GAAP net income and diluted earnings per share. Non-GAAP information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables

Q1 2020

	Net Income	Diluted EPS
Q1 2020 GAAP Net Income	$24,723	$0.81
Q1 2020 GAAP Operating Income	$34,313

Non-GAAP Adjustments:
Amortization of Intangibles (1)	$2,502	$0.08
Stock-Based Compensation (1)	$1,126	$0.04
Acquisition Legal Costs (2)	$218	$0.01
One-Time Restructuring Synergies (2)	1,700	$0.06
Intercompany Foreign Exchange (gains)/losses (3)	($525)	($0.02)
Income Tax Effects of Non-GAAP adjustments (4)	$(251)	($0.01)
Total Non-GAAP Adjustments (Operating Income)	$5,546
Total Non-GAAP Adjustments (Net Income)	$4,770	$0.16
First Quarter 2020 Non-GAAP Net Income	$29,493	$0.96
First Quarter 2020 Non-GAAP Operating Income	$39,859

(1)	Adjustments relate to amortization of acquired intangibles and stock-based compensation recognized during the periods for GAAP purposes.
(2)	Adjustments relate to non-recurring items
(3)	Intercompany items not related to operating activities but rather intercompany investment accounts and transactions.
(4)	The Company’s Non-GAAP tax provision is on the basis of the Q1 2020 effective tax rate, which reflects currently available information and could be subject to change.

Non-GAAP Financial Measures and Other Metrics

This press release contains the following non-GAAP financial measures: non-GAAP net income (loss), non-GAAP operating income and non-GAAP Earnings per share. Non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP EPS from operations exclude amortization of intangibles, stock-based compensation,as well as other non-cash items and certain non-recurring expenses that are not associated with our ongoing operating business activities. Non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP EPS from operations also exclude the effect of any restructuring, acquisition, integration & other expenses, legal expenses associated with such acquisitions or legal expenses associated with non-operating activities, any one-time tax benefits, and any foreign currency effects of intercompany activities that have no impact on our ongoing operating business.

Ebix believes that these non-GAAP financial measures and other metrics provide useful information to management and investors regarding certain financial and business trends relating to Ebix’s financial condition and results of operations. The Company’s management uses these non-GAAP measures and other metrics to compare the Company’s performance to that of prior periods for trend analysis, for purposes of determining executive and senior management incentive compensation, and for budgeting and planning purposes. The Company believes that the use of these non-GAAP financial measures and other metrics provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software companies, many of which present similar non-GAAP financial measures and other metrics to investors.

Management of the Company does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. Ebix urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing quarterly financial results, including the financial tables at the end of this press release, and not to rely on any single financial measure to evaluate the Company’s business.

Conference Call Details:

Call Date/Time:	Monday, May 11, 2020 at 11:00 a.m. EST

Call Dial-In:	+1-877-837-3909 or 1-973-409-9690; Call ID # 13609854

Live Audio Webcast:	www.ebix.com/webcast

Audio Replay URL:	www.ebix.com/result_20_Q1 after 2:00 p.m. EDT on May 11th

About Ebix, Inc.

With 50+ offices across 6 continents, Ebix, Inc., (NASDAQ: EBIX) endeavors to provide On-Demand software and E-commerce services to the insurance, financial, healthcare and e-learning industries. In the Insurance sector, Ebix’s main focus is to develop and deploy a wide variety of insurance and reinsurance exchanges on an on-demand basis, while also providing Software-as-a-Service (“SaaS”) enterprise solutions globally in the area of CRM, front-end & back-end systems, outsourced administration and risk compliance services.

With a “Phygital” strategy that combines 320,000 physical distribution outlets in many Southeast Asian Nations (“ASEAN”) countries, to an Omni-channel online digital platform, the Company’s EbixCash Financial exchange portfolio encompasses leadership in the areas of domestic & international money remittance, foreign exchange (Forex), travel, pre-paid & gift cards, utility payments, and lending, wealth and asset management solutions and services in India and other markets. EbixCash’s Forex operations have emerged as a leader in India’s airport Foreign Exchange business, with operations in 32 international airports, including Delhi, Mumbai, Bangalore, Hyderabad, Chennai and Kolkata. These Forex operations conduct over $4.8 billion in gross transaction value per year. EbixCash’s inward remittance business in India conducts approximately $5 billion gross in annual remittance business, confirming its undisputed leadership position in India. EbixCash, through its travel portfolio of Via and Mercury, is also one of Southeast Asia’s leading travel exchanges, with over 2,200+ employees, a 212,450+ agent network, 25 branches and over 9,800 corporate clients. The EbixCash travel business processes an estimated $2.5 billion in gross merchandise value per year. EbixCash’s technology services Division has emerged as a leader in the areas of lending technology, asset & wealth management technology, and travel technology in India and has grown its international expanse to Europe, Middle East, Africa and other ASEAN countries.

Through its various SaaS-based software platforms, Ebix employs thousands of domain-specific technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

As used herein, the terms “Ebix,” “the Company,” “we,” “our” and “us” refer to Ebix, Inc., a Delaware corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Ebix, Inc.

The information contained in this Press Release contains forward-looking statements and information within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company’s products by the market, and management’s plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission (“SEC”), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seeks,” “plan,” “project,” “continue,” “predict,” “will,” “should,” and other words or expressions of similar meaning are intended by the Company to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this report and in the documents incorporated herein by reference. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Our actual results may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference, include, but are not limited to those discussed in our Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as: the ongoing effects of the Covid-19 global pandemic, the risk of an unfavorable outcome of the pending governmental investigations or shareholder class action lawsuits, reputational harm caused by such investigations and lawsuits, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; pricing and other competitive pressures and the Company’s ability to gain or maintain share of sales as a result of actions by competitors and others; changes in estimates in critical accounting judgments; changes in or failure to comply with laws and regulations, including accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax interpretations) in domestic or foreign jurisdictions; exchange rate fluctuations and other risks associated with investments and operations in foreign countries (particularly in Australia, UK and India wherein we have significant operations); equity markets, including market disruptions and significant interest rate fluctuations, which may impede our access to, or increase the cost of, external financing; and international conflict, including terrorist acts.

Given the ongoing market disruption and worldwide lockdowns caused by the COVID-19 pandemic, and related uncertainty on timing and extent of recovery, the Company is withdrawing its COVID-19 related press release issued on Feb.27th 2020 and is not providing fiscal 2020 revenue and earnings guidance at this time.

Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors, or to publicly announce the results of, or changes to any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

Readers should carefully review the disclosures and the risk factors described in the documents we file from time to time with the SEC, including future reports on Forms 10-Q and 8-K, and any amendments thereto.

You may obtain our SEC filings at our website, www.ebix.com under the “Investor Information” section, or over the Internet at the SEC’s web site, www.sec.gov.

CONTACT:

Darren Joseph

678 -281-2027 or IR@ebix.com

David Collins or Chris Eddy

Catalyst Global - 212-924-9800 or ebix@catalyst-ir.com

Ebix, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Operating revenue	$137,876	$142,924

Operating expenses:
Cost of services provided	57,457	45,929
Product development	9,417	11,242
Sales and marketing	3,804	6,121
General and administrative, net	29,244	21,444
Amortization and depreciation	3,641	4,057

Total operating expenses	103,563	88,793

Operating income	34,313	54,131
Interest income	54	350
Interest expense	(9,237)	(9,818)
Non-operating (loss) income	(19)	3
Non-operating expense - litigation settlement	—	(20,452)
Foreign currency exchange gain (loss)	618	(255)

Income before income taxes	25,729	23,959
Income tax benefit (expense)	(1,284)	1,084

Net income including noncontrolling interest	24,445	25,043
Net (loss) attributable to noncontrolling interest	(278)	(667)

Net income attributable to Ebix, Inc.	$24,723	$25,710

Basic earnings per common share attributable to Ebix, Inc.	$0.81	$0.84

Diluted earnings per common share attributable to Ebix, Inc.	$0.81	$0.84

Basic weighted average shares outstanding	30,476	30,524

Diluted weighted average shares outstanding	30,683	30,604

Ebix, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$61,854	$73,228
Receivables from service providers	13,423	25,607
Short-term investments	9,236	4,443
Restricted cash	24,756	35,051
Fiduciary funds - restricted	5,293	4,966
Trade accounts receivable, less allowances of $20,179 and $21,696, respectively	135,889	153,565
Other current assets	68,667	67,074

Total current assets	319,118	363,934

Property and equipment, net	46,831	48,421
Right-of-use assets	16,639	19,544
Goodwill	921,367	952,404
Intangibles, net	42,749	46,955
Indefinite-lived intangibles	42,055	42,055
Capitalized software development costs, net	19,536	19,183
Deferred tax asset, net	66,842	69,227
Other assets	28,473	29,896

Total assets	$1,503,610	$1,591,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$70,102	$84,735
Payables to service agents	8,720	12,196
Accrued payroll and related benefits	9,356	8,755
Working capital facility	2,746	28,352
Fiduciary funds - restricted	5,293	4,966
Short-term debt	1,050	1,167
Contingent liability for accrued earn-out acquisition consideration	8,111	8,621
Current portion of long term debt and financing lease obligations, net of deferred financing costs of $734 and $575, respectively	23,809	22,091
Contract liabilities	29,814	28,712
Lease liability	5,268	5,955
Other current liabilities	22,892	29,335

Total current liabilities	187,161	234,885

Revolving line of credit	438,037	438,037
Long term debt and financing lease obligations, less current portion, net of deferred financing costs of $1,392 and $1,534, respectively	248,912	254,467
Contingent liability for accrued earn-out acquisition consideration	1,405	1,474
Contract liabilities	8,649	8,541
Lease liability	11,169	13,196
Deferred tax liability, net	1,235	1,235
Other liabilities	35,326	40,339

Total liabilities	931,894	992,174

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued and outstanding at March 31, 2020 and December 31, 2019	—	—
Series Y Convertible preferred stock, $0.10 par value, 350,000 shares authorized, no shares issued and outstanding at March 31, 2020 and no shares authorized, issue and outstanding at December 31, 2019	—	—
Common stock, $0.10 par value, 220,000,000 shares authorized, 30,475,994 issued and outstanding, at March 31, 2020, and 30,492,044 issued and outstanding at December 31, 2019	3,048	3,049
Additional paid-in capital	8,211	6,960
Retained earnings	639,596	618,503
Accumulated other comprehensive loss	(128,192)	(78,398)

Total Ebix, Inc. stockholders’ equity	522,663	550,114
Noncontrolling interest	49,053	49,331

Total stockholders’ equity	571,716	599,445

Total liabilities and stockholders’ equity	$1,503,610	$1,591,619

Ebix, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net income attributable to Ebix, Inc.	$24,723	$25,710
Net loss attributable to noncontrolling interest	(278)	(667)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	3,641	4,057
Benefit for deferred taxes	(44)	(3,875)
Share based compensation	1,126	576
(Benefit) provision for doubtful accounts	(618)	134
Amortization of right-of-use assets	1,797	1,671
Unrealized foreign exchange (gain) loss	(419)	313
Amortization of capitalized software development costs	833	596
Reduction of acquisition accruals	—	(15,392)
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	9,687	(5,639)
Receivables from service providers	12,184	11,488
Payables to service agents	(3,476)	(8,977)
Other assets	(4,035)	3,142
Accounts payable and accrued expenses	(9,755)	(7,730)
Accrued payroll and related benefits	1,425	(1,208)
Contract liabilities	1,980	(2,920)
Lease liabilities	(1,596)	(1,643)
Reserve for potential uncertain income tax return positions	69	—
Liability - derivative litigation settlement	—	19,652
Other liabilities	(7,666)	1,754

Net cash provided by operating activities	29,578	21,042

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(1,858)	(90,358)
Cash paid to from Paul Merchants for 10% stake in MTSS combined business	—	(4,925)
Capitalized software development costs paid	(2,089)	(1,740)
(Purchases) maturities of marketable securities	(5,105)	11,775
Capital expenditures	(557)	(1,798)

Net cash used in investing activities	(9,609)	(87,046)

Cash flows from financing activities:
Proceeds from revolving line of credit, net	—	13,500
Principal payments of term loan obligation	(3,765)	(3,766)
Repurchases of common stock	—	(10,972)
Proceeds from the exercise of stock options	636	—
Forfeiture of certain shares to satisfy exercise costs and the recipients income tax obligations related to stock options exercised and restricted stock vested	(1,841)	(21)
Dividend payments	(2,301)	(2,297)
Payments on short-term notes, net	—	2,908
Principal payments of debt obligations	(203)	(834)
Payments of working capital facility, net	(24,693)	15,621
Payments of financing lease obligations	—	(69)

Net cash (used) provided by financing activities	(32,167)	14,070

Effect of foreign exchange rates on cash	(10,173)	190

Net change in cash and cash equivalents, and restricted cash	(22,371)	(51,744)
Cash and cash equivalents, and restricted cash at the beginning of the period	111,369	149,681

Cash and cash equivalents, and restricted cash at the end of the period	$88,998	$97,937

Supplemental disclosures of cash flow information:
Interest paid	$8,820	$9,573
Income taxes paid	$1,086	$4,128